EXHIBIT 99.1

For Immediate Release

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Nancy A. Richardson
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1850
kathleen.padula@microtune.com	investor@microtune.com

Microtune Announces New CEO, COO and CFO

Plano, TX, August 12, 2003 – Microtune®, Inc. (TUNE.PK) today announced a new executive management team, bringing quality leadership and veteran experience to the Company’s executive ranks. At the request of the Board of Directors, James A. Fontaine has returned to the Company, assuming the position of Chief Executive Officer (CEO) and President. Albert H. Taddiken, formerly the Company’s Chief Technical Officer (CTO), has been named to the position of Chief Operating Officer. Rob-Roy J. Graham, formerly the Chief Financial Officer (CFO) of Intervoice, Inc., has been named as the company’s new CFO, effective August 25, 2003. Nancy A. Richardson will retain the positions of Vice President, General Counsel and Secretary and remain CFO until Mr. Graham’s arrival.

NEW CEO: JAMES (JIM) FONTAINE

Mr. Fontaine had been President of Microtune from 1999-2000, but retired from that position. He was a key leader in transitioning Microtune from an entrepreneurial start-up to a public company, driving market, customer and product development and bringing the MicroTuner™ single-chip tuner technology to a position of technical industry leadership. Mr. Fontaine was also instrumental in the successful merger and integration of Temic Telefunken Hochfrequenztechnik GmbH (Ingolstadt, Germany) with Microtune in 2000. Prior to joining Microtune, he held senior executive positions with Cirrus Logic and Pixel Semiconductor, a company that he co-founded. Mr. Fontaine has also been elected to the Board of Directors.

“Mr. Fontaine’s previous experience with Microtune and his familiarity with the business, market, and Microtune team make him the right person to manage the company as it faces its current challenges and new opportunities. His strategic sensibility, management acumen, integrity and technology expertise will ensure renewed momentum with customers, employees, suppliers and partners,” explained H. Berry Cash, current member of the

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Microtune Board of Directors and former member of the Company’s Office of the President.

“Along with the additions of Bud Taddiken and Rob Graham, Mr. Fontaine brings quality leadership to guide Microtune through its next phase of development,” said James H. Clardy, current member of the Microtune Board of Directors and former member of the Company’s Office of the President.

“Microtune has weathered some difficult financial and operational challenges, and we are committed to fix our problems and to move forward positively and proactively,” said Mr. Fontaine, CEO and President of Microtune. “The Company has an enviable product portfolio of leading-edge RF products, matched by a dedicated team of talented employees, both of which serve as a solid foundation for Microtune’s future growth. Our focus now will be on execution and product innovation, building a strong, healthy business for the long term.”

“Microtune is committed to be a new products company,” Mr. Fontaine added, “and we are prepared to make the investments necessary to deliver high value and service to our customers, along with growth, eventual profitability and value to our shareholders.”

NEW COO: ALBERT (BUD) TADDIKEN

Mr. Taddiken is Microtune’s newly named Chief Operating Officer. Previously he served in the Office of the President and as Chief Technical Officer, as Vice President and General Manager of the Broadband Communications Business Unit, as Vice President of IC Engineering and as Director of IC Development at Microtune. Mr. Taddiken led the development team that created the MicroTuner single-chip tuner, the Company’s flagship product. Prior to that, he was with Texas Instruments in various technical and management positions for more than twelve years, working on RF, analog, digital, power, and opto-electronic circuits based on silicon and compound semiconductor devices. In addition to his technical expertise, Mr. Taddiken has a strong product development background and holds ten patents.

NEW CFO: ROB-ROY (ROB) GRAHAM

Effective August 25, 2003, Mr. Graham, with more than twenty-five years of financial and general management experience, will be Microtune’s Chief Financial Officer including responsibility for the Company’s Investor Relations. Previously, he was the Chief Financial

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Officer of Intervoice, Inc. for eleven years where he was responsible for financial reporting, planning and analysis, information systems, investor relations, treasury/cash management and risk management. Prior to that, he held Chief Financial Officer positions at Network Access Corporation and Armatek, Inc. In the mid-80s, he was Vice President of Finance for Visual Information Technologies, Inc., and prior that, he served in various accounting, finance, and controllership positions during eleven years with Texas Instruments. Mr. Graham began his career as a member of the audit staff of Arthur Young and Company.

The other members of the Company’s executive management team include Nancy A. Richardson and Marc D. Underwood, Vice President of Human Resources.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

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EDITOR’S NOTE:    Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

Copyright © 2003 Microtune, Inc. All rights reserved.